Exhibit 99.1
First Business CEO Report Second Quarter 2015

At First Business, we believe our consistent track record of success is the result of an entrepreneurial approach to banking. That is, with an eye toward the evolving financial needs of our niche client base, we look to the future and invest for where we - and our clients - want to be. We are pleased that through steady execution, this approach to building both relationships and a profitable company has served us well.

There is perhaps no stronger reflection of this success than the growth of our loan portfolio. Growth in existing loan relationships, combined with our proven ability to add new relationships organically, clearly displays the strength of our franchise. As of the end of the second quarter, we grew net loan balances to a record $1.335 billion, up 34% compared to the prior year.

Recall that a year ago we announced our first-ever whole bank acquisition of Kansas City-based Alterra Bank, a deal we successfully closed in November 2014. Excluding Alterra loans acquired and originated since that time, our portfolio grew 11% organically to a record $1.107 billion at June 30, 2015, from June 30, 2014. We take great pride in our 13 consecutive quarters of net loan and lease growth, a track record achieved by less than 10% of all publicly-traded commercial banks(1).

We are especially pleased with our recent momentum. We saw a meaningful increase in loan balances late in the second quarter of this year, driving 17% linked quarter loan growth, annualized. With a strong pipeline building in the third quarter, we believe our loan portfolio is poised to continue delivering solid earnings power.

Achieving this level of consistency doesn’t happen by accident. Our long-term success - and the record-breaking performance delivered in the second quarter - are a result of a disciplined approach. The core principles of this approach are embedded in our culture at First Business:

•	Fostering strong client relationships

•	Balanced execution

•	Strategic investments

RELATIONSHIP FOCUSED

Most importantly, our strategy is anchored by the strength of our niche banking focus. The record loans and fee income posted this quarter reflect our ability to foster strong, lasting client relationships.

Second quarter top line revenue, consisting of net interest income and non-interest income, increased 39% to $18.3 million compared to the second quarter of 2014. Excluding Alterra, top line revenue grew 5% organically to $13.8 million over the same period. Record fee income contributed to this quarter’s strong performance, with trust and investment services income - historically the leading source of our fee income - reaching another quarterly record of $1.3 million.

Notably, this quarter’s revenue also displays the significant momentum from the Alterra acquisition. The addition of Alterra’s Small Business Administration (“SBA”) platform and expertise, combined with their residential mortgage origination capabilities, introduced additional fee revenue sources. As a result, second quarter results included $1.1 million in gains on the sale of loans, both from Alterra and from the successful expansion of the SBA platform to our Wisconsin market. The growing strength and diversification this provides to our revenue stream is a very exciting earnings catalyst.

BALANCED EXECUTION

To be fundamentally sound in the banking business means effectively executing on both offense and defense. Our offensive approach to attracting new business, growing relationships and providing clients with high-touch, high value service is paired with our defensive focus on maintaining what we believe is among the strongest asset quality in the industry.

In the second quarter we experienced no material credit losses, as we continued to see positive outcomes from our disciplined underwriting and proactive relationship management. While we cannot always prevent loss outcomes, we are confident in the process that has consistently placed First Business among the best in our industry in terms of credit quality. In fact, the cumulative total of our net credit losses since the “Great Recession” began at the end of 2007, measured as a percentage of loans at the end of 2007, amounts to just over 3% - less than one-quarter of the level experienced by all other banks, at nearly 14%(2).

Further bolstering our defense is our commitment to a business model that requires efficient execution. We operate without a costly branch network, and we design our processes to be as lean and effective as possible. In doing so, we have been able to leverage our efficient operations as a competitive advantage, even as we opportunistically invest for future growth. At 65.3%, our second quarter efficiency ratio reflects that balance we so carefully seek(2). While we aim for 60% - like a golf score, a lower efficiency ratio is better - we will willingly let it tick up to support our future growth. For reference, while 65.3% is higher than our recent history, it still compares favorably to 70.6% reported by the median publicly-traded commercial bank last quarter(1).

This precise focus on balanced execution has not only delivered consistent profitability, it provides us with considerable flexibility to invest for sustainable growth over the long-term.

INVESTING IN THE FUTURE

One of my first experiences with First Business came when I was interviewing to join the bank in the early 90s. At that time I had been lobbying my employer to get my own dedicated desktop computer. Imagine my surprise when I walked into the First Business office to see a computer on every desk. While obviously commonplace today, back then it was beyond the leading edge in banking to equip all employees with computers. That scene sent a clear message about an essential aspect of the First Business culture that has only increased in the years since: We understand that to maintain a competitive and entrepreneurial edge requires ongoing - and opportunistic - investments in people, resources and technology.

Today this commitment is unchanged. On the heels of significant investments in revenue-producing talent in recent years, in 2015 we have focused on building out the foundation for a scalable franchise.

As such, expenses for several important initiatives were reflected in our second quarter results. For example, this year we are implementing a new sales platform that will allow our business development officers ("BDOs") to operate with even greater efficiencies by providing key information and insights and ultimately shortening the sales cycle. Just as importantly, this new platform will make our team more effective in their ability to serve our existing clients and attract strong prospects through more transparency into cross-selling opportunities. Another key investment is in data warehousing/business intelligence technology that allows us to house and access data more efficiently and securely, which is essential to remaining nimble and precise in our business decisions. Specifically, business intelligence will communicate our strategic metrics to all levels of the organization, visually showing how employees can contribute at an individual level to the overall success of First Business.

Of course, we also continue to aggressively recruit and secure the best talent - an ongoing practice that requires significant investment of time, money and resources. We are consistently building out our team of niche expert BDOs while ensuring our back-office team is equipped with the best talent to support our clients and client-facing staff.

SHARING OUR STORY

Our consistently strong performance confirms that our investments are paying off over the long-term. At the same time, it allows us the flexibility to continue investing in the talent, tools and resources needed to exceed the expectations of our stakeholders.

Even so, we know we still have work to do.

At First Business, we face a challenge in getting the attention we believe our stock merits based on our consistent results and track record of outperforming our peers.

Aside from delivering strong performance, another important part of elevating our exposure to investors is to increase the volume and dollar value of our stock that trades on a daily basis. In July 2015, approximately 16,000 shares of FBIZ stock traded on an average day - a significant improvement from the average 2,400 shares that traded daily in the third quarter of 2012 (prior to our equity offering in December 2012), just three years ago. But, we have room to grow. The median bank in our peer group saw 27,000 shares trade per day in July, on average(3).

We are pleased to announce that, in addition to declaring a quarterly cash dividend, on August 7th our Board of Directors declared a 2-for-1 stock split in the form of a 100% stock dividend, payable on August 28th to shareholders of record as of the close of business on August 18th. By doubling the number of shares in circulation, without diluting our shareholders, we aim to facilitate an increase in the liquidity of our stock over time - an important criterion for institutions with minimum thresholds for investment - while providing a more attractive entry point for retail investors.

With our stock trading at 12X earnings, compared to the median bank in our peer group trading at 16X earnings(3), we believe we offer an opportunity for institutions and retail holders alike to invest for growth, just as we are doing at First Business. You can be sure we are working hard to share our story, providing investors with the information and insights they need to gain a greater appreciation for how First Business is differentiated from the competition.

We appreciate your support and value your contribution to our team. We hope you will continue to help us spread the word.

Sincerely,

Corey Chambas
President and CEO

Source: SNL Financial and SEC Filings.

(1)	Reflects all 881 publicly-traded commercial banks in the U.S. as of March 31, 2015. 9% of these banks achieved 12 consecutive quarters of growth through 1Q15.

(2)
“Cumulative Net Charge-off Percentage” and "Efficiency Ratio" are non-GAAP measures. Please refer to the calculations and management’s reasons for using these measures in the Company’s most recent investor presentation, furnished as an exhibit to our current report on Form 8-K dated July 27, 2015.

(3)
The First Business peer group includes: Avenue Financial Holdings, Inc. (AVNU), Baylake Corp. (BYLK), CoBiz Financial Inc. (COBZ), Community Financial Corporation (TCFC), Enterprise Financial Services Corp (EFSC), Guaranty Bancorp (GBNK), Mercantile Bank Corporation (MBWM), Old Line Bancshares, Inc. (OLBK), Old Second Bancorp, Inc. (OSBC), Pacific Continental Corporation (PCBK), QCR Holdings, Inc. (QCRH), Southern National Bancorp of Virginia, Inc. (SONA), Southwest Bancorp, Inc. (OKSB), Stock Yards Bancorp, Inc. (SYBT), TriState Capital Holdings, Inc. (TSC), WashingtonFirst Bankshares, Inc. (WFBI) and West Bancorporation, Inc. (WTBA).

This letter includes “forward-looking statements" related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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